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                                                                       Exhibit 7

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-6 No. 333-61594), which is incorporated by reference into Post-Effective Amendment No. 1, pertaining to the Lincoln Life & Annuity Flexible Premium Variable Life Account M, and to the use therein of our reports dated (a) March 30, 2001, with respect to the statutory-basis financial statements of Lincoln Life & Annuity Company of New York, and (b) March 1, 2001, with respect to the financial statements of Lincoln Life & Annuity Flexible Premium Variable Life Account M.

                                       /s/ Ernst & Young LLP


Fort Wayne, Indiana
November 6, 2001